SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                             FORM 8-K


        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported) June 15, 1997



                     Vanguard Airlines, Inc.
      (Exact name of registrant as specified in its charter)



        Delaware         0-27034             48-1149290
     (State or other     (Commission    (I.R.S. Employer
     jurisdiction of     File Number)   Identification No.)
     incorporation)


30 N.W. Rome Circle, Mezzanine Level, Kansas City International Airport,
                   Kansas City, Missouri 64153
   (Address of principal executive offices including zip code)



Registrant's telephone number, including area code (816) 243-2100




                                                      Page 1 of 6
                                                Exhibit at Page 6

Item 5.   Other Events.


          Effective June 15, 1997, John P. Tague resigned from his positions as Chairman of the Board of Directors, Chief Executive Officer and President of Vanguard Airlines, Inc. (the "Company"). The Board of Directors has named Robert J. Spane as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Mr. Spane has been a director the Company since May 30, 1996.

      The Company issued a press release on June 18, 1997, announcing the resignation of John P. Tague as Chairman, Chief
Executive Officer and President, a copy of which is attached hereto as Exhibit A.

                            SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Kansas City, State of Missouri, on June 19, 1997.


                                   VANGUARD AIRLINES, INC.

                                   /s/ Robert J. Spane
                                   ___________________________
                                   Robert J. Spane
                                   Chairman of the Board,
                                   President and Chief
                                   Executive Officer

                            EXHIBIT A

                                                     NEWS RELEASE

                                                    June 18, 1997





VANGUARD AIRLINES
30 NW Rome Circle
June 18, 1997
Kansas City International Airport
Kansas City, MO  64153
(816) 243-2100

For Immediate Release              Contact:       Randy Smith
                                                (816) 243-2113

           VANGUARD AIRLINES ANNOUNCES THE RESIGNATION
                                OF
                 JOHN P. TAGUE AND APPOINTMENT OF
            ROBERT J. SPANE AS CHIEF EXECUTIVE OFFICER

Kansas City, MO -- Vanguard Airlines, Inc. ("Vanguard" or the
"Company") (OTC:VNGD) announced today that John P. Tague resigned as Chairman of the Board, Chief Executive Officer and President of the Company, effective June 15, 1997.

Vanguard Airlines' Board of Directors has named Robert J. "Rocky" Spane as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Mr. Spane currently is a Director of the Company; and as a Director, Mr. Spane has been actively involved with the Company's flight crews and maintenance operations. Mr. Spane also served on the Board of Directors of Air South Airlines, Inc. ("Air South") until June 15, 1997, when he resigned in order to concentrate on his expanded responsibilities at Vanguard Airlines.

Mr. Spane retired from the U.S. Navy after 34 years at the rank of Vice Admiral. His last position was Commander, Naval Air Force Pacific. In this capacity he was responsible for the finances, training, logistics and the material condition of all aircraft, aircraft carriers, and naval air stations in the Pacific. Mr. Spane is a graduate of the U.S. Naval Academy, the Naval Post Graduate School (M.S. in Operations Research), and the Naval Nuclear Power Program. He commanded two aircraft carriers, including the U.S.S. Enterprise, and an Aircraft Carrier Battlegroup in Operation Desert Storm.

Mr. Spane said, "I am very enthusiastic about the opportunity to lead Vanguard Airlines. Vanguard is composed of highly competent and dedicated individuals whose aim is to provide outstanding service for our customers. I am extremely pleased to be taking the "helm" of an organization with such a high level of energy and professionalism."

Mr. Tague said, "I am very happy to have been part of the rebuilding and repositioning of Vanguard as Kansas City's hometown airline. I am pleased to pass leadership of the Company into Mr. Spane's capable hands. I anticipate a smooth transition given Mr. Spane's involvement as a Director of the Company and specific project work done by Mr. Spane for Vanguard Airlines."

Mr. Spane added, "We are grateful for John's efforts during the last eight months in restructuring and rebuilding Vanguard Airlines and positioning the Company for future growth. We have made great progress and we plan to continue down the path that Mr. Tague helped engineer."

This press release contains forward-looking statements that involve risks and uncertainties. The actual results may differ significantly from those currently anticipated. Factors that may cause such differences include, but are not limited to, general economic conditions, cost of jet fuel, the occurrence of events involving other low-cost carriers, potential changes in government regulation of airlines or aircraft, and actions taken by other airlines, particularly with respect to scheduling and pricing in the Company's current or future routes.

Vanguard Airlines, which began service in December 1994 and is headquartered in Kansas City, is a low-price, passenger airline providing convenient, scheduled jet service. Vanguard serves the following 13 cities: Atlanta, Chicago-Midway, Dallas/Ft. Worth, Denver, Des Moines, Kansas City, Las Vegas, Los Angeles, Minneapolis/St. Paul, Orlando, San Francisco, Tampa/St.
Petersburg and Wichita. Vanguard will discontinue service to Wichita on June 23, 1997. The Company employs approximately 500 people and currently operates a fleet of seven aircraft consisting of six Boeing 737-200s and one Boeing 737-300. In the first half of June, the Company will take delivery of a hush-kitted Boeing 737-200, which will replace a Boeing 737-300 that the Company returned to its lessor on May 15, 1997. The Company will return its remaining Boeing 737-300 aircraft in mid-July
1997. The Company is currently evaluating opportunities to replace this aircraft.